EXHIBIT 4.1

ADHEREX TECHNOLOGIES INC.

STOCK OPTION PLAN

PLAN DESCRIPTION

1.	Purpose of the Plan

The purpose of the Stock Option Plan is to develop the interest and incentive of eligible employees, directors and other service providers of ADHEREX TECHNOLOGIES INC. (the “Company”) in the Company’s growth and development by giving eligible employees, directors and other service providers an opportunity to purchase Common Shares on a favourable basis, thereby advancing the interests of the Company, enhancing the value of the Common Shares for the benefit of all the shareholders and increasing the ability of the Company to attract and retain skilled and motivated individuals in the service of the Company.

The Board of Directors has approved the terms of this Plan.

2.	Definitions

In this Plan:

(a)	“Board of Directors” means the board of directors of the Company;

(b)	“Committee” means the appropriate compensation committee appointed by the Board of Directors to administer the Plan. All references in the Plan to the Committee means the Board of Directors if no Committee has been appointed;

(c)	“Common Shares” means the Common Shares of the Company or, in the event of an adjustment contemplated in Section 9 hereof, such other Common Shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;

(d)	“Date of Grant” means the date a Participant is granted an Option to purchase Option Shares;

(e)	“Director” means a person occupying the position of director on the Board of Directors;

(f)	“Employee” means a full time permanent employee of the Company or its subsidiaries;

(g)	“Exchange” means The Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on The Toronto Stock Exchange, on such stock exchange or quotation system on which such shares are listed, posted for trading or quoted as may be selected by the Committee;

(h)	“Exercise Date” means the date the Company receives from the Participant a completed Stock Option Purchase Form with payment for the Option Shares being purchased;

(i)	“Fair Market Value” at any date in respect of the Common Shares shall be determined by the Committee in its sole discretion, unless the Common Shares become listed and posted for trading on the Exchange, in which case the Fair Market Value shall be equal to the closing price of the Common Shares on the Exchange on the trading day immediately preceding the Date of Grant;

(j)	“Option” means an option to purchase Common Shares from the treasury of the Company granted to a Participant;

(k)	“Option Price” means the price per share at which a Participant may purchase Option Shares;

(l)	“Option Shares” means the Common Shares of the Company which a Participant is entitled to purchase under the Plan;

(m)	“Participants” means Directors, Employees and Service Providers to whom Option Shares are granted pursuant to the Plan and which remain unexercised;

(n)	“Plan” means the Adherex Technologies Inc. Stock Option Plan, as the same may be amended and restated from time to time;

(o)	“Service Provider” means any person other than an Employee or Director, engaged to provide ongoing management, advisory or consulting services for the Company or for a subsidiary of the Company;

(p)	“Stock Option Agreement” means the stock option agreement to be entered into between the Company and a Participant of the Plan upon the grant of an Option to a Participant in the form of Appendix “A”; and

(q)	“Vesting Period” means the period(s) as stipulated herein or in the Stock Option Agreement that the Participant may purchase the Option Shares.

3.	Eligibility and Number of Option Shares Subject to Plan

Participation in the Plan shall be limited to Participants who are designated from time to time by the Committee. Participation shall be voluntary and the extent to which any Participant shall be entitled to participate in the Plan shall be determined by the Committee. Until changed in accordance with Section 16, the maximum number of Option Shares issuable under this Plan shall be 20,000,000 Common Shares, subject to adjustment in accordance with Section 8.

Notwithstanding the foregoing, so long as the Common Shares are listed and posted for trading on the Exchange, the number of Common Shares reserved for issuance pursuant to options to any one (1) person shall not exceed 5% of the issued and outstanding Common Shares at such time.

No fractional shares may be purchased or issued hereunder. Subject to the foregoing, the number of Option Shares that a Participant is entitled to purchase under the Plan will be determined by the Committee.

4. Price for Option Shares

The Committee shall advise each Participant designated to participate in the Plan of the number of Option Shares such Participant is entitled to purchase and the Option Price at which the Option Shares may be purchased and the Vesting Period. The Option Price at which the Option Shares may be purchased under the Plan shall be fixed by the Committee based upon the Fair Market Value of the Common Shares of the Company. The Committee may impose performance thresholds which will need to be met prior to vesting of any Options granted.

5.	Exercise

Options granted under the Plan must be exercised within a period of seven (7) years from the Date of Grant, failing which the Participant’s right to purchase such Option Shares lapses. Unless otherwise determined by the Committee and specifically set forth in the Stock Option Agreement to be executed by the Participant, the Vesting Periods within the seven (7) year term during which Options or a portion thereof vest and may be exercised by the Participant shall be as follows:

one-third of the Option may be exercised after the first anniversary of the date of grant;

one-third of the Option may be exercised after the second anniversary of the date of grant; and

one-third of the Option may be exercised after the third anniversary of the date of grant.

Notwithstanding such vesting period or that certain vesting period set forth in the Stock Option Agreement, the Committee may, in its sole discretion, by written notice to any Participant, accelerate the vesting of all or any of the Options such that the Options become immediately fully vested. In such circumstances, the Committee may by written notice compel the Participant to exercise the Options within 30 days of the date of such written notice to exercise, failing which the Participant’s right to purchase such Option Shares lapses.

The Committee in its discretion may require that the exercise of an Option shall be subject to the Option holder signing a counterpart of the then existing shareholders agreement of the Company or any other agreement which is to apply to Option holders.

6.	Payment

The Participant from time to time and at any time after the vesting of any Options and prior to the lapse of such Options, may elect to purchase all or a portion of the Option Shares available for purchase by lump sum payment by delivering to the Company at its registered office, a completed stock option purchase form in the form attached hereto as Appendix “A”. Payment may be made by cash, certified cheque, bank draft or money order payable to the order of Adherex Technologies Inc.

7.	Share Certificates

Upon exercise of the Option and payment in full of the purchase price the Company shall cause to be delivered to the Participant within a reasonable period of time a duplicate certificate or certificates in the name of the Participant representing the number of Option Shares the Participant has purchased. The original share certificate shall be held in trust by the Company for delivery to the holder when the shares are to be transferred, as authorized by the Plan.

8.	Adjustment in Shares

Appropriate adjustments in the number of Common Shares subject to the Plan and, as regards Options granted or to be granted, in the number of Common Shares optioned and in the Option Price, shall be made by the Committee to give effect to the adjustments in the number of Common Shares resulting from sub-divisions, consolidations or re-classification of the Common Shares or other relevant changes in the authorized or issued capital of the Company.

In the event that the Company proposes to amalgamate, merge or consolidate with any other corporation, other than a corporation not dealing at arm’s length with the Company as defined in the Income Tax Act (Canada) or a corporation which owns shares in the Company as at the date of the Plan, or to liquidate, dissolve or wind-up, the Company shall give written notice thereof to each Participant holding Options under the Plan and such

Participants shall be entitled to exercise all or a portion of the Options granted to such Participants, whether or not such Options have previously vested, within the 30 days period next following the giving of such notice. To the extent the proposed amalgamation, merger or consolidation is not completed in a reasonable time, the Company may purchase at the Option Price the Option Shares acquired by the Participant pursuant to Options which would not have vested but for the acceleration of the Vesting Period. Upon the expiration of such 30 day period, all rights of the Participants to the Option Shares or to the exercise of the Options shall terminate and cease to have any further force and effect.

9.	Termination Of Participant For Any Reason

(a)	In the event that an Employee’s employment with the Company or any of its subsidiaries is terminated for any reason, a Director shall cease to be a Director on the Board of Directors for any reason or a Service Provider ceases to provide services to the Company, the Participant or the Participant’s legal representative, as the case may be, may elect to purchase at the Option Price all or a portion of the remaining Option Shares (subject to Options that have vested at the time such employment, position on the Board of Directors or services with the Company is terminated) at any time during the 30 day period following the date of such termination of employment or position on the Board of Directors or termination of services of a Service Provider (the “Participant Termination Date”), or if specifically approved by the Board of Directors at any time prior to the earlier of (x) the expiry date thereof, or (y) the date that is three (3) years following the Participant Termination Date; and, to the extent the Company’s Common Shares are not listed on any Exchange, the Company may elect to purchase at the same Option Price paid by the Participant or the Participant’s legal representative all of the Common Shares purchased by such Participant under this Plan. For the purposes of this Plan, the transfer of the Employee’s employment to the Company or to any subsidiary of the Company shall not be considered a termination of employment and the Employee’s rights under the Option shall be the same as if such transfer had not occurred.

(b)	In the event of an offer by a third party to purchase all the shares of the Company, which offer shall be accepted by shareholders who collectively own shares representing 51% or more of all of the voting shares of Company, the Participant irrevocably agrees that any shares owned by him/her at the time of such offer shall be tendered for sale in accordance with the terms of such offer.

10.	Transfer and Assignment

The Participant’s rights under Options granted under the Plan are not assignable or transferable by the Participant or subject to any other alienation, sale, pledge or encumbrance by such Participant during the Participant’s lifetime and therefore the Options are exercisable during the Participant’s lifetime only by the Participant. The obligations of each Participant shall be binding on his or her heirs, executors and administrators.

11.	Employment and Board of Directors Position Non-Contractual

The granting of an Option to a Participant under the Plan does not confer upon the Participant any right to continue in the employment of the Company or any subsidiary of the Company or as a member of the Board of Directors or as a Service Provider, as the case may be, nor does it interfere in any way with the rights of the Employee or of the Company’s rights to terminate the Employee’s employment at any time or of the shareholders’ right to elect Directors.

12.	Rights As Shareholders

Participants shall not have any rights as a shareholder with respect to Option Shares until full payment has been made to the Company and a share certificate or share certificates have been duly issued.

13.	Administration Of The Plan

The Plan shall be administered by the Committee. The Committee shall have the power to interpret and construe the terms and conditions of the Plan and the Options. Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or any subsidiary of the Company as the Committee shall determine.

14.	Notices

All written notices to be given by the Participant to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

Adherex Technologies Inc.

220-600 Peter Morand Cres.

Ottawa, Ontario K1G 5Z3

Attention:             Corporate Secretary

Any notice given by the Participant pursuant to the terms of the Option shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Company and shall be effective seven days after mailing.

15.	Corporate Action

Nothing contained in the Plan or in the Option shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

16.	Amendments

The Board of Directors of the Company shall have the right, in its sole discretion, to alter, amend or discontinue the Plan from time to time and at any time. No such amendment or discontinuation, however, may, without the consent of the Participant, alter or impair his rights or increase his obligations under the Plan. Any amendment to the Plan or existing options is subject to the prior approval of the Exchange and may require the approval of the Company’s shareholders.

17.	Governing Law

The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.

18.	Government Regulation

The Company’s obligation to issue and deliver Common Shares under any Option is subject to:

(a)	the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(b)	the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

Appendix “A”

Adherex Technologies Inc.

Stock Option Plan

Stock Option Agreement

Date:

Dear                     :

This is to advise you that you have been granted an option (the “option”) to purchase                      Common Shares at a price of $             per share under the Adherex Technologies Inc. Stock Option Plan (the “plan”).

This option expires on the later of seven years following the date of grant, which appears on the right hand corner of this Notice, subject to other conditions of the Plan.

Subject to such expiry and the other provisions of the Plan, this option is exercisable in such amounts and at any time on or after:

                     shares on                     , 200  .

This option is subject to the terms of the Plan.

Please refer to the Plan explanatory document for any additional information regarding the exercise of your option and completion of the Option Exercise Form. Please execute a copy of this grant where indicated below and deliver it to the Corporate Secretary of the Company c/o Adherex Technologies Inc., 220-600 Peter Morand Crescent, Ottawa, Ontario K1G 5Z3, to acknowledge your acceptance of the terms hereof.

Sincerely,

ADHEREX TECHNOLOGIES INC.

Per:

I have read, understood and accept the vesting provisions above and each of the terms and conditions described in a document called Adherex Technologies Inc. Stock Option Plan and accept the foregoing grant of options on such basis.

Dated the      day of                     ,             .

Signature

Appendix “B”

Adherex Technologies Inc.

Stock Option Plan

Option Exercise Form

Part 1: Identification

Name of Participant	Service

Address	Office Telephone Number

Social Insurance Number	Home Telephone Number

Part 2: Option

I hereby exercise the Option granted to me by letter dated                     under the Plan.

Total number of option stock exercised:

Method of payment:	(a)	Cash
	(b)	Certified Cheque
	(c)	Bank Draft
	(d)	Money Order

Amount:
Number of shares: (value: )

I hereby acknowledge that I have read, understood and accepted each and all the terms and conditions described in a document called “Adherex Technologies Inc. Stock Option Plan”.

Given at                     , this,              day of

Signature